Exhibit 99.1

Integer Holdings Corporation Reports First Quarter 2017 Results

~ Company Reaffirms Full-Year Sales & Adjusted Diluted EPS Guidance ~

Note: A webcast of Integer’s conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.integer.net.

FRISCO, Texas, May 08, 2017 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended March 31, 2017.

First Quarter 2017 Highlights

  Sales of $345 million, a 4% increase, reflecting a return to growth following four quarters of decline.
  GAAP: Net Loss of $4.3 million; Diluted EPS of $(0.14) per share.
  Non-GAAP: Adjusted Net Income of $12.9 million; Adjusted Diluted EPS of $0.41 per share.
  ◦ Includes negative impact on EPS of approximately $0.10 from foreign currency versus first quarter 2016.
  Generated $39 million of Cash Flow from Operations and repaid $29 million of debt.
  Reduced interest rate by 75 bps on $1.0 billion of debt.
  Company reaffirms 2017 Sales and Adjusted Diluted EPS outlook.

“First quarter results are in-line with our full-year expectations and demonstrate continued progress with our customers as we move our business back to a growth trajectory following a challenging 2016,” said Joseph Dziedzic, Integer’s interim president and chief executive officer. “With the initial phase of our integration efforts nearly behind us, we now turn our focus to optimizing our newly integrated business processes and continuing to serve our customers with differentiated innovation and services. We remain focused on generating strong cash flow to invest for organic growth and to accelerate the pay down of our debt. The first quarter was a good start to the year and supports our reaffirmed 2017 outlook.”

2017 Outlook(a)
(in millions, except per share amounts):

	GAAP		Non-GAAP(b)
	As Reported	Growth	Adjusted	Growth
Sales	$1,390 to $1,430	0% to 3%	$1,390 to $1,430	0% to 3%
Earnings per Diluted Share	$1.03 to $1.43	Favorable	$2.70 - $3.10	1% to 16%
Cash Flow from Operations	~$150	42%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measures for Adjusted Earnings per Diluted Share, included in our “2017 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from this non-GAAP financial measure.

(b) Adjusted EPS for 2017 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization ($44 million), IP related litigation costs, and consolidation, acquisition, integration, and asset disposition/write-down charges totaling approximately $77 million. The after-tax impact of these items is estimated to be approximately $53 million, or approximately $1.67 per diluted share.

Summary of First Quarter Financial and Product-Line Results
(dollars in thousands, except per share data)

	Three Months Ended As Reported		% Change
	1Q 2017	1Q 2016	Reported	Organic Growth(c)
GAAP
Medical Sales(a)
Cardio & Vascular	$125,108	$113,671	10%	10%
Cardiac & Neuromodulation	103,813	108,533	(4)%	(3)%
Advanced Surgical, Orthopedics & Portable Medical	105,146	98,362	7%	8%
Total Medical Sales	334,067	320,566	4%	5%
Non-Medical Sales	11,346	11,672	(3)%	(3)%
Total Sales	$345,413	$332,238	4%	5%

Net loss	$(4,339)	$(12,660)	(66)%
GAAP Diluted EPS	$(0.14)	$(0.41)	(66)%

	Three Months Ended Adjusted		% Change
	1Q 2017	1Q 2016	Reported	Organic Growth(d)
Non-GAAP(b)
Adjusted EBITDA	$64,256	$65,370	(2)%	4%
Adjusted Net Income	$12,913	13,100	(1)%	26%
Adjusted Diluted EPS	$0.41	$0.42	(2)%	24%

(a) During the first quarter of 2017, we revised the method used to present sales by product line in order to align the legacy Greatbatch and Lake Region Medical methodologies.  We believe the revised presentation will provide improved reporting and better transparency into the operational results of our business and markets.  Prior period amounts have been reclassified to conform to the new product line sales reporting presentation.

(b) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(c) Organic growth for sales excludes the impact of foreign exchange and excludes the results of Nuvectra Corporation (“Nuvectra”) prior to its spin-off on March 14, 2016. Refer to Table C at the end of this release for a reconciliation of these amounts.

(d) Organic growth for Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS exclude the foreign exchange impact reported in other (income) loss, net. Refer to Table D at the end of this release for a reconciliation of these amounts.

Discussion of Financial Results

  Sales grew on a reported and organic basis on strength in our Cardio & Vascular and Advanced Surgical, Orthopedics & Portable Medical product-lines. Strengthening demand and growth in our Cardiac & Neuromodulation product-line was muted due to a supply constraint in one of the Company’s fastest growing product offerings.
  GAAP profitability metrics improved year-over-year primarily due to reduced spending on integration, restructuring, consolidation, and optimization activities, and the spin-off of Nuvectra, partially offset by the impact of unfavorable currency losses.
  Non-GAAP profitability metrics reflect solid sales growth and the realization of synergies and productivity in operations, partially offset by the inefficiencies of a delayed facility transfer, ramp-up costs for certain customer increased demand versus expectations and delayed sales due to a supply constraint at a customer selected source.
  The organic non-GAAP profitability metrics exclude the negative effect of foreign exchange losses reported in other (income) loss.

Other Business & Operational Highlights

  Announced an Executive leadership change and appointed Joseph Dziedzic to serve as Interim President & Chief Executive Officer while the Company actively searches for a permanent replacement.
  Appointed Gary Haire as Executive Vice President and Chief Financial Officer. Mr. Haire brings nearly 25 years of financial and operational experience, as well as process improvement expertise from several large, multi-national companies.
  Amended the Company’s senior secured credit agreement lowering the annual interest rate on the Term B Loan facility by 75 basis points.

Conference Call Information
The Company will host a conference call on Monday, May 8, 2017, at 5:00 p.m. EDT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at www.integer.net or by dialing (877) 201-0168 (U.S.) or (647) 788-4901 (outside U.S.) and the conference ID is 1815297. The call will be archived on the Company’s website.

About Integer™
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and organic growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) extinguishment of debt charges, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items that are outside the normal provision for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (x) and (xi), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Organic growth rates for Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, and organic growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	March 31, 2017	April 1, 2016
Sales	$345,413	$332,238
Cost of sales	254,187	240,770
Gross profit	91,226	91,468
Operating expenses:
Selling, general and administrative expenses (SG&A)	39,499	41,888
Research, development and engineering costs	13,411	17,306
Other operating expenses (OOE)	11,771	21,140
Total operating expenses	64,681	80,334
Operating income	26,545	11,134
Interest expense	28,893	27,617
Other (income) loss, net	1,847	(3,721)
Loss before income taxes	(4,195)	(12,762)
Income tax provision (benefit)	144	(102)
Net loss	$(4,339)	$(12,660)

Loss per share:
Basic	$(0.14)	$(0.41)
Diluted	$(0.14)	$(0.41)

Weighted average shares outstanding:
Basic	31,016	30,718
Diluted	31,016	30,718

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	March 31, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$54,881	$52,116
Accounts receivable, net	213,610	204,626
Inventories	231,292	225,151
Refundable income taxes	7,679	13,388
Prepaid expenses and other current assets	20,664	22,026
Total current assets	528,126	517,307
Property, plant and equipment, net	371,933	372,042
Goodwill	969,413	967,326
Other intangible assets, net	931,595	940,060
Deferred income taxes	3,978	3,970
Other assets	31,840	31,838
Total assets	$2,836,885	$2,832,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$34,173	$31,344
Accounts payable	90,713	77,896
Income taxes payable	3,873	3,699
Accrued expenses	75,362	72,281
Total current liabilities	204,121	185,220
Long-term debt	1,668,239	1,698,819
Deferred income taxes	208,542	208,579
Other long-term liabilities	15,325	14,686
Total liabilities	2,096,227	2,107,304
Stockholders’ equity:
Common stock	31	31
Additional paid-in capital	647,797	637,955
Treasury stock	(4,506)	(5,834)
Retained earnings	105,050	109,087
Accumulated other comprehensive loss	(7,714)	(16,000)
Total stockholders’ equity	740,658	725,239
Total liabilities and stockholders’ equity	$2,836,885	$2,832,543

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Unaudited
(in thousands)

	Three Months Ended
	March 31, 2017	April 1, 2016
Cash flows from operating activities:
Net loss	$(4,339)	$(12,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,606	22,413
Debt related charges included in interest expense	3,437	1,773
Stock-based compensation	4,669	2,835
Other non-cash (gains) losses	1,499	(3,522)
Deferred income taxes	(1,753)	(2,445)
Changes in operating assets and liabilities:
Accounts receivable	(8,700)	23,856
Inventories	(5,956)	(14,444)
Prepaid expenses and other assets	1,853	1,410
Accounts payable	13,146	1,913
Accrued expenses	4,401	7,844
Income taxes payable	5,762	885
Net cash provided by operating activities	38,625	29,858
Cash flows from investing activities:
Acquisition of property, plant and equipment	(12,328)	(18,768)
Purchase of cost and equity method investments	(260)	(648)
Other investing activities	—	285
Net cash used in investing activities	(12,588)	(19,131)
Cash flows from financing activities:
Principal payments of long-term debt	(79,151)	(7,250)
Proceeds from issuance of long-term debt	50,000	55,000
Proceeds from the exercise of stock options	7,449	—
Payment of debt issuance costs	(1,789)	(781)
Distribution of cash and cash equivalents to Nuvectra	—	(76,256)
Purchase of non-controlling interests	—	(6,818)
Other financing activities	—	(3,983)
Net cash used in financing activities	(23,491)	(40,088)
Effect of foreign currency exchange rates on cash and cash equivalents	219	1,006
Net increase (decrease) in cash and cash equivalents	2,765	(28,355)
Cash and cash equivalents, beginning of period	52,116	82,478
Cash and cash equivalents, end of period	$54,881	$54,123

Non-GAAP Reconciliations

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended
	March 31, 2017			April 1, 2016
(in thousands except per share amounts)	Pre-Tax	Net Income (Loss)	Per Diluted Share	Pre-Tax	Net Income (Loss)	Per Diluted Share
As reported (GAAP)	$(4,195)	$(4,339)	$(0.14)	$(12,762)	$(12,660)	$(0.41)
Adjustments:
Amortization of intangibles(a)	10,978	7,746	0.24	9,464	6,691	0.21
IP related litigation (SG&A)(a)(b)	377	245	0.01	1,907	1,240	0.04
Consolidation and optimization expenses (OOE)(a)(c)	2,395	1,899	0.06	6,649	5,314	0.17
Acquisition and integration expenses (OOE)(a)(d)	4,820	3,133	0.10	9,965	6,511	0.21
Asset dispositions, severance and other (OOE)(a)(e)	4,556	2,957	0.09	4,526	4,226	0.14
(Gain) loss on cost and equity method investments, net(a)	398	259	0.01	(1,301)	(846)	(0.03)
Loss on extinguishment of debt(a)(f)	1,559	1,013	0.03	—	—	—
Nuvectra results prior to spin-off(a)(g)	—	—	—	4,037	2,624	0.08
Taxes(a)	(7,975)	—	—	(9,385)	—	—
Adjusted (Non-GAAP)		$12,913	$0.41		$13,100	$0.42

Adjusted diluted weighted average shares(h)		31,685			31,253

(a) The difference between pre-tax and net income (loss) amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 35% U.S. tax rate, and the statutory tax rates in Mexico, Germany, France, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded the Company $37.5 million in damages. To date, no gains have been recognized in connection with this litigation.
(c) During 2017 and 2016, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico, the closure of our Arvada, CO, site and the consolidation of our two Galway, Ireland sites.  In addition, 2017 costs also include expenses related to the closure of our Clarence, NY facility.
(d) Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired in October 2015.
(e) Amounts for 2017 include approximately $4.7 million of expense related to our CEO and CFO transitions. Costs for 2016 primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016.
(f) Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility in the first quarter 2017, which are included in Interest Expense.
(g) Represents the results of Nuvectra prior to its spin-off on March 14, 2016.
(h) The adjusted diluted weighted average shares for the three months ended March 31, 2017 and April 1, 2016 include 669,000 and 535,000, respectively, of potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive given the Company’s net loss in those quarters.

Table B: EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended
(in thousands)	March 31, 2017	April 1, 2016
Net loss (GAAP)	$(4,339)	$(12,660)

Interest expense	28,893	27,617
(Benefit) provision for income taxes	144	(102)
Depreciation	13,628	12,949
Amortization	10,978	9,464
EBITDA	49,304	37,268

IP related litigation	377	1,907
Stock-based compensation (excluding OOE)	2,406	2,029
Consolidation and optimization expenses	2,395	6,649
Acquisition and integration expenses	4,820	9,965
Asset dispositions, severance and other	4,556	4,526
Noncash (gain) loss on cost and equity method investments	398	(639)
Nuvectra results prior to spin-off(a)	—	3,665
Adjusted EBITDA (Non-GAAP)	$64,256	$65,370

(a) Represents the results of Nuvectra prior to its spin-off in March 2016.

Table C: Organic Sales Growth Rate Reconciliation

	Three Months Ended 1Q 2017 vs. 1Q 2016
	As Reported	Impact of Nuvectra Prior to Spin-off	Foreign Currency	Organic Growth
Sales Growth Rates
Medical Sales
Cardio & Vascular	10%	—	—	10%
Cardiac & Neuromodulation(a)	(4)%	1%	—	(3)%
Advanced Surgical, Orthopedics & Portable Medical(b)	7%	—	1%	8%
Total Medical Sales	4%	—	1%	5%
Non-Medical Sales	(3)%	—	—	(3)%
Total Sales	4%	—	1%	5%

(a) Cardiac & Neuromodulation sales for 2016 includes $1.2 million relating to Nuvectra prior to its spin-off on March 14, 2016. This amount is excluded from prior year amounts when calculating organic percentage change.
(b) First quarter 2017 sales were negatively impacted by approximately $1.4 million due to foreign currency exchange rate fluctuations, primarily in our AS&O product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation

	Three Months Ended 1Q 2017 vs. 1Q 2016
% Change	GAAP	Impact of Non-GAAP Adjustments(a)	Impact of Foreign Currency Loss(b)	Organic Growth

EBITDA	32%	(34)%	6%	4%
Net Income (Loss)	(66)%	65%	27%	26%
Diluted EPS	(66)%	64%	26%	24%

(a) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.
(b) Represents the impact to our growth rate of the $3.8 million foreign currency exchange loss increase ($3.1 million net of tax, $0.10 per diluted share) reported in other (income) loss, net from the first quarter of 2017 compared to the first quarter of 2016.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)
	2017 Outlook	2016 Actual
Capital Expenditures	$50 - $60	$59
Depreciation and Amortization	$95 - $100	$91
Stock-Based Compensation	~$13	$8
Working Capital Decrease	$10 - $20	$29
Other Operating Expense	$25 - $30	$62
Adjusted Effective Tax Rate	~25%	23%
Cash Taxes	~$10	$7

Contact Information
Amy Wakeham
VP, Investor Relations
(214) 618-4978
IR@integer.net